UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2014

VAPOR HUB INTERNATIONAL INC.

(Exact name of issuer as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-173438	27-3191889
(Commission File Number)	(IRS Employer Identification No.)

67 W Easy Street, Unit 115

Simi Valley, CA 93065

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (805) 309-0530

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02 Unregistered Sales of Equity Securities.

On May 19, 2014, we closed the third and final tranche of the financing contemplated pursuant to the terms of the Share Exchange Agreement entered into on February 14, 2014 between us, Vapor Hub Inc., a California corporation, Delite Products, Inc., a California corporation and the shareholders of both companies.  At the closing, we issued a convertible promissory note in the principal amount of $175,000 to one investor in exchange for cash proceeds of $175,000.  The note bears interest at a rate of 8% per annum, with interest being payable on May 15th of each year that the note remains outstanding. The principal amount of the note is convertible at any time, in whole or in part, at our election or the election of the holder into shares of our common stock at a price equal to the greater of $0.15 or 90% of the average closing prices of our common stock for the ten trading days immediately preceding the applicable conversion date.  Unless earlier converted or repaid, the principal amount of the note is due and payable on May 19, 2017. We may prepay the principal amount of the note at any time, in whole or in part, without the prior written consent of the holder.  If an event of default occurs under the note, the principal amount of the note together with interest will, at the holder’s election, become immediately due and payable.

We issued the convertible note to one non-US Person (as that term is defined in Regulation S of the Securities Act of 1933) relying on Regulation S of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR HUB INTERNATIONAL INC.

Date:	May 23, 2014	By:	/s/ Andrew Birnbaum
Andrew Birnbaum
Chief Executive Officer

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